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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Wall, III       Howard              T.     | Province Healthcare Company (PRHC)           |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|                                            |                         |     9/2000         | Senior Vice President, General       |
|  105 Westwood Place, Suite 400             |                         |                    | Counsel and Secretary                |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Brentwood,         TN            37027    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) |  Price |                    |   (I)       |   ship   |
|                     |                   |       |      |            | or  |        |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            | (D) |        |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
| Common Stock        |  9/7/00           |  M    |      |  10,000    |  A  | $20.125|      3,105 (see    |             |          |
|                     |                   |       |      |            |     |  per   |      Note 1)       |             |          |
|                     |                   |       |      |            |     | share  |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
| Common Stock        |  9/7/00           |  M    |      |  10,000    |  D  |  See   |      3,105         |             |          |
|                     |                   |       |      |            |     | Note 2 |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
| Common Stock        |  9/15/00          |  M    |      |   2,000    |  A  | $16.00 |      3,105         |             |          |
|                     |                   |       |      |            |     |  per   |                    |             |          |
|                     |                   |       |      |            |     | share  |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
|                     |                   |       |      |            |     |        |                    |             |          |
|                     |                   |       |      |            |     |        |                    |             |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                      Potential persons who are to respond to the collection of
                                                      information contained in this form are not required to
                                                      respond unless the form displays a currently valid OMB                  (Over)
                                                      control number.                                                SEC 1474 (3-99)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock        |   $20.125    |  9/7/00  |  M  |    |       | 10,000 | 3/1/10 | 3/1/10 | Common |  10,000   |             |
| Options               |  per share   |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock        |  $16.00      |  9/15/00 |  M  |    |       |  2,000 | 2/10/99| 2/10/08| Common |   2,000   |             |
| Options               | per share    |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|     31,127 (See     |                               |                      |
|      Note 3)        |              D                |                      |
|---------------------|-------------------------------|----------------------|
      33,591 (See     |              D                |                      |
|      Note 3)        |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

Note 1: The number of securities acquired and/or disposed of and the price per share is reported as of the date of the transaction, however, the amount of securities beneficially owned at the end of the month has been adjusted to include 70 shares of Common Stock acquired in 1998 under the 1998 Employee Stock Purchase Plan and to reflect a 3-for-2 stock split on September 28, 2000.

Note 2: On September 9, the Reporting Person sold 9,900 shares at $46.5884 per share and 100 shares at $46.75 per share.

Note 3: The number of derivative securities beneficially owned at the end of the month has been adjusted to reflect a 3-for-2 stock split on September 28, 2000.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Howard T. Wall III             10/9/00
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                    **Signature of Reporting Person      Date

Note: File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                 SEC 1474(3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


